                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  -----------------------------
                                                         OMB APPROVAL
                                                  -----------------------------
                                                   OMB Number: 3235-0145
                                                   Expires: October 31, 2002
                                                   Estimated average burden
                                                   hours per response...14.9
                                                  -----------------------------


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)(1)


                          DATATRAK International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   238134 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [X] Rule 13d-1(d)


-----------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   2   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Oxford Bioscience Partners L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         74,302 Shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.3%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON *

         PN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   3   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Adjunct) L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302  Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   4   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   5   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Bermuda) Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
                           5    SOLE VOTING POWER

                                0 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   6   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   7   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   8   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edmund M. Olivier
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE   9   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Cornelius T. Ryan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  10   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alan G. Walton
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
         SHARES                 0 Shares
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
       REPORTING                74,302 Shares
         PERSON            -----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 Shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                74,302 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,302 Shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                         [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  11   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


ITEM 1.
                 (a)     NAME OF ISSUER
                         DATATRAK International, Inc.

                 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES 20600 Chagrin Blvd., Ohio 44122


             ITEM 2(A)                         ITEM 2(B)                              ITEM 2(C)

                                                                                 CITIZENSHIP OR PLACE
       NAME OF PERSON FILING                   ADDRESS                             OF ORGANIZATION
       ---------------------                   -------                             ---------------
Oxford Bioscience Partners L.P.       Oxford Bioscience Partners                       Delaware
     ("OBP")                          315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (Adjunct) L.P. ("OBP Adjunct")   315 Post Road West
                                      Westport, CT 06880

OBP Management L.P. ("OBP             Oxford Bioscience Partners                       Delaware
     Management"), the general        315 Post Road West
     partner of OBP and OBP Adjunct   Westport, CT 06880

Oxford Bioscience Partners            Richmond House                                   Bermuda
     (Bermuda) Limited Partnership    Par-la-Ville Road
     ("OBP Bermuda")                  Hamilton, Bermuda

OBP Management (Bermuda) Limited      Richmond House                                   Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda"), the general partner   Hamilton, Bermuda
     of OBP Bermuda

OBP Management (Bermuda) Ltd. ("OBP   Richmond House                                   Bermuda
     Bermuda Ltd."), the corporate    Par-la-Ville Road
     general partner of OBP           Hamilton, Bermuda
     Management (Bermuda) Limited
     Partnership

Edmund M. Olivier, a general          Oxford Bioscience Partners                       United States
     partner of OBP Management and    650 Town Center Drive
     OBP Management Bermuda           Costa Mesa, California  92626

Cornelius T. Ryan, a general          Oxford Bioscience Partners                       United States
     partner of OBP Management and    315 Post Road West
     OBP Management Bermuda           Westport, CT 06880

Alan G. Walton, a general partner     Oxford Bioscience Partners                       United States
     of OBP Management and OBP        315 Post Road West
     Management Bermuda               Westport, CT 06880



Item 2(d).     TITLE OF CLASS OF SECURITIES:  Common Stock, no par value.

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  12   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------


Item 2(e).     CUSIP NUMBER:  238134 10 0

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

               (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

               (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (e) [ ] An Investment Adviser in accordance with Rule 13d-1(b)(i)(ii)(E) of the Act.

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [ ] Parent Holding Company or control person, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

               (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Act.

               None of the above.


ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (a)  Amount Beneficially Owned:

                As of December 31, 2000, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                      OBP:                                       50,223 Shares
                      OBP Adjunct:                               10,143 Shares
                      OBP Management:                            0 Shares
                      OBP Bermuda:                               13,936 Shares
                      OBP Management Bermuda:                    0 Shares
                      OBP Bermuda Ltd.                           0 Shares
                      Mr. Olivier:                               0 Shares
                      Mr. Ryan:                                  0 Shares
                      Mr. Walton:                                0 Shares

                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP, OBP Adjunct and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management (as the general partner of OBP and OBP Adjunct) and OBP Management Bermuda (as the general partner of OBP Bermuda) may also be deemed to own beneficially the shares of OBP, OBP Adjunct and OBP Bermuda. OBP Bermuda Ltd., as the corporate general partner of OBP Management Bermuda, may also be deemed to own beneficially the shares of OBP, OBP Adjunct and OBP Bermuda. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general partner OBP Bermuda.

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  13   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------

                Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares held by OBP, OBP Adjunct and OBP Bermuda.

                (b) Percent of Class:

                      OBP:                                      2.3%
                      OBP Adjunct:                              2.3%
                      OBP Management:                           2.3%
                      OBP Bermuda:                              2.3%
                      OBP Management Bermuda:                   2.3%
                      OBP Bermuda Ltd.                          2.3%
                      Mr. Olivier:                              2.3%
                      Mr. Ryan:                                 2.3%
                      Mr. Walton:                               2.3%

                The foregoing percentages are calculated based on the 3,290,322 shares of Common Stock reported to be outstanding as of October 31, 2000 in the Quarterly Report on Form 10-Q of DATATRAK International, Inc. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c)   Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:

                      OBP:                                   0 Shares
                      OBP Adjunct:                           0 Shares
                      OBP Management:                        0 Shares
                      OBP Bermuda:                           0 Shares
                      OBP Management Bermuda:                0 Shares
                      OBP Bermuda Ltd.                       0 Shares
                      Mr. Olivier:                           0 Shares
                      Mr. Ryan:                              0 Shares
                      Mr. Walton:                            0 Shares

                      (ii)   shared power to vote or to direct the vote:

                      OBP:                                   74,302 Shares
                      OBP Adjunct:                           74,302 Shares
                      OBP Management:                        74,302 Shares
                      OBP Bermuda:                           74,302 Shares
                      OBP Management Bermuda:                74,302 Shares
                      OBP Bermuda Ltd.                       74,302 Shares
                      Mr. Olivier:                           74,302 Shares
                      Mr. Ryan:                              74,302 Shares
                      Mr. Walton:                            74,302 Shares

                      (iii) sole power to dispose or to direct the disposition of:

                      OBP:                                   0 Shares
                      OBP Adjunct:                           0 Shares
                      OBP Management:                        0 Shares
                      OBP Bermuda:                           0 Shares
                      OBP Management Bermuda:                0 Shares
                      OBP Bermuda Ltd.                       0 Shares
                      Mr. Olivier:                           0 Shares
                      Mr. Ryan:                              0 Shares
                      Mr. Walton:                            0 Shares

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  14   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------

                      (iv) shared power to dispose or to direct the disposition of:

                      OBP:                                   74,302 Shares
                      OBP Adjunct:                           74,302 Shares
                      OBP Management:                        74,302 Shares
                      OBP Bermuda:                           74,302 Shares
                      OBP Management Bermuda:                74,302 Shares
                      OBP Bermuda Ltd.                       74,302 Shares
                      Mr. Olivier:                           74,302 Shares
                      Mr. Ryan:                              74,302 Shares
                      Mr. Walton:                            74,302 Shares

                     Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of DATATRAK International, Inc., except any shares held directly of record.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X| ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  15   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February __, 2001

                                 OXFORD BIOSCIENCE PARTNERS L.P.

                                 By:  OBP Management L.P., its general partner

                                      By: /s/ CORNELIUS T. RYAN
                                          -------------------------------------
                                           Cornelius T. Ryan
                                             General Partner


                                 OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                                 By:  OBP Management L.P., its general partner


                                      By: /s/ CORNELIUS T. RYAN
                                         --------------------------------------
                                           Cornelius T. Ryan
                                             General Partner


                                 OXFORD BIOSCIENCE PARTNERS (BERMUDA)
                                 LIMITED PARTNERSHIP

                                 By:  OBP Management (Bermuda) Limited
                                      Partnership, its general partner

                                      By: /s/ CORNELIUS T. RYAN
                                          -------------------------------------
                                           Cornelius T. Ryan
                                             General Partner

                                 OBP MANAGEMENT L.P.

                                 By: /s/ CORNELIUS T. RYAN
                                     -----------------------------------------
                                           Cornelius T. Ryan
                                             General Partner

                                 OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                                 By: /s/ CORNELIUS T. RYAN
                                     ------------------------------------------
                                           Cornelius T. Ryan
                                             General Partner

                                 OBP MANAGEMENT (BERMUDA) LTD.

                                 By: /s/ EDMUND M. OLIVIER
                                     ------------------------------------------
                                           Edmund M. Olivier
                                                   President


                                 /s/ CORNELIUS T. RYAN
                                 -----------------------------------
                                           Cornelius T. Ryan

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  16   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------

                                 /s/ ALAN G. WALTON
                                 -----------------------------------
                                              Alan G. Walton


                                 /s/ EDMUND M. OLIVIER
                                 -----------------------------------
                                           Edmund M. Olivier

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  17   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------

                                    EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of DATATRAK International, Inc.


Dated:   February __, 2001

                                  OXFORD BIOSCIENCE PARTNERS L.P.

                                  By:  OBP Management L.P., its general partner

                                       By: /s/ CORNELIUS T. RYAN
                                           --------------------------
                                            Cornelius T. Ryan
                                              General Partner


                                  OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                                  By:  OBP Management L.P., its general partner


                                       By: /s/ CORNELIUS T. RYAN
                                          ---------------------------
                                            Cornelius T. Ryan
                                              General Partner


                                  OXFORD BIOSCIENCE PARTNERS (BERMUDA)
                                  LIMITED PARTNERSHIP

                                  By:  OBP Management (Bermuda) Limited
                                       Partnership, its general partner

                                       By: /s/ CORNELIUS T. RYAN
                                           --------------------------
                                            Cornelius T. Ryan
                                              General Partner

                                  OBP MANAGEMENT L.P.

                                  By: /s/ CORNELIUS T. RYAN
                                     --------------------------------
                                            Cornelius T. Ryan
                                              General Partner

                                  OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                                  By: /s/ CORNELIUS T. RYAN
                                      -------------------------------
                                            Cornelius T. Ryan
                                              General Partner

                                  OBP MANAGEMENT (BERMUDA) LTD.

                                  By: /s/ EDMUND M. OLIVIER
                                      -------------------------------
                                            Edmund M. Olivier
                                                    President

------------------------------                  --------------------------------
CUSIP NO.   238134 10 0              13G        PAGE  18   OF  18   PAGES
            -----------                              -----    -----
------------------------------                  --------------------------------

                                  /s/ CORNELIUS T. RYAN
                                  -----------------------------------
                                            Cornelius T. Ryan


                                  /s/ ALAN G. WALTON
                                  -----------------------------------
                                               Alan G. Walton


                                  /s/ EDMUND M. OLIVIER
                                  -----------------------------------
                                            Edmund M. Olivier